                                                                  Exhibit (c)(4)

                              EXCLUSIVITY AGREEMENT

     BDM International, Inc. ("BDM"), The Carlyle Partners Leveraged Capital Fund I, L.P., BDM Acquisition Partners, L.P., BDM Acquisition Partners II, L.P., The Carlyle Group, L.P., and TWC Virginia, Inc. (collectively, hereinafter the "Carlyle Group") hereby severally agree that they will immediately cease all discussions and negotiations with any party other than TRW Inc. that related to, or may reasonably be expected to lead to, any merger or consolidation involving BDM or any sale, lease, or other disposition of assets of BDM or its direct or indirect subsidiaries representing fifteen percent (15%) or more of the consolidated assets of BDM and such subsidiaries, or the issuance, sale, or other disposition (to one or more persons or to any group of persons) of any such equity interests or of securities representing fifteen percent (15%) or more of any class of stock of BDM or any such equity interests, or any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to BDM or any of its subsidiaries, or any such equity interests. In addition, BDM and the Carlyle Group severally agree that until the earlier of (i) the date which is seventeen (17) days following the execution of this letter by BDM and the Carlyle Group, or (ii) the date on which definitive agreements which supersede this letter are executed by the parties hereto, BDM and the Carlyle Group will neither directly or indirectly, take (nor shall it authorize or permit any of its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants, or other agents or affiliates, to take) any action to solicit, encourage, or initiate the submission of any transaction proposal, enter into any agreement providing for any transaction proposal, or participate in any way in discussions or negotiations with or furnish any information to any person, which may reasonably be expected to lead to any transaction proposal or assist any person in the making of any transaction proposal.

Accepted and Agreed to, as of
November 14, 1997

BDM INTERNATIONAL, INC.                 THE CARLYLE PARTNERS
                                        LEVERAGED CAPITAL FUND I, L.P.
                                        BDM ACQUISITION PARTNERS, L.P.
                                        BDM ACQUISITION PARTNERS II, L.P.

                                        By: THE CARLYLE GROUP, L.P.
                                            General Partner of Each
By: /s/ Philip A. Odeen                 By: TWC VIRGINIA, INC.
    ----------------------------------      Its General Partner
    Name:  Philip A. Odeen
    Title: President

                                        By: /s/ William E. Conway, Jr.
                                            ------------------------------------
                                            Name:  William E. Conway, Jr.
                                            Title: Executive Vice President